================================================================================

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                         Pacific Gas and Electric Company
    ------------------------------------------------------------------------
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    ------------------------------------------------------------------------
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

Pacific Gas and Electric Company
                Notice of 1995 Annual Meeting * Proxy Statement



                                                                March 2, 1995

[LOGO OF PG&E APPEARS HERE]

Dear PG&E Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Pacific Gas and Electric Company on Wednesday, April 19, 1995, at 10:00 a.m. The meeting will be held in the Masonic Auditorium, 1111 California Street, San Francisco, California.

     Your vote on the business to be considered at this meeting is important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please sign, date, and return your proxy as soon as possible in the envelope provided so that your shares can be voted in accordance with your instructions.

     In addition to the election of directors and ratification of the selection of independent public accountants for 1995, action also will be taken on such other matters as may properly be presented at the meeting. This includes one proposal submitted by an individual shareholder. For the reasons given, the Board of Directors and management recommend that shareholders vote against this proposal.

     During the meeting, management will report on operations and other matters affecting the Company, and will respond to shareholders' questions.

                                            Sincerely,

                                            /s/ Richard A. Clarke

                                            Richard A. Clarke
                                            Chairman of the Board

- --------------------------------------------------------------------------------
                               Table of Contents






      Notice of Annual Meeting of Shareholders

      Proxy Statement

          Items of Business

              Election of Directors                                           2

              Ratification of Selection of Independent Public Accountants     9

              Shareholder Proposal                                           10

          Executive Compensation                                             11

          Other Information                                                  19








Important

     The Company has approximately 267,000 shareholder accounts. Many shareholders own 100 shares or less. To ensure a proper representation at the meeting, each shareholder, regardless of the number of shares owned, is requested to sign, date, and return promptly the enclosed proxy, using the accompanying postage-paid return envelope.

- --------------------------------------------------------------------------------
                   Notice of Annual Meeting of Shareholders

                                                                   March 2, 1995




To the Shareholders of Pacific Gas and Electric Company:

     The annual meeting of shareholders of Pacific Gas and Electric Company will be held in the Masonic Auditorium, 1111 California Street, San Francisco, California, on Wednesday, April 19, 1995, at 10:00 a.m., for the purpose of:

     [_]  electing 16 directors to serve for the ensuing year;

     [_] ratifying the Board of Directors' selection of Arthur Andersen & Co. as the Company's independent public accountants for 1995;

     [_] acting on one proposal submitted by an individual shareholder and described on page 10; and

     [_] transacting such other business as may properly come before the meeting and any adjournment thereof.

     Shareholders of record at the close of business on February 21, 1995, and valid proxyholders may attend and vote at the meeting. If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting, please obtain from the firm or trustee a letter or other evidence of your beneficial ownership of those shares to facilitate your admittance to the meeting. If you are a participant in the Dividend Reinvestment Plan, please note that the enclosed proxy covers all shares in your account, including any shares which may be held in that Plan.

                                        By Order of the Board of Directors,

                                        /s/ Leslie H. Everett

                                        Leslie H. Everett
                                        Corporate Secretary



     Real-time captioning services and headsets will be available for the hearing impaired. Please contact an usher at the meeting if you wish to be seated in the real-time captioning section or to use a headset.

     Audio cassette recordings of the meeting will be available, without charge, for shareholders with impaired vision. Please contact the office of the Corporate Secretary, Mail Code B32, P.O. Box 770000, San Francisco, CA 94177, or call (415) 973-2880.

- --------------------------------------------------------------------------------
                                Proxy Statement

Your proxy, using the enclosed form, is solicited by the PG&E Board of Directors for use at the annual meeting of shareholders to be held on April 19, 1995, and at any adjournment thereof.

     The only items of business which management intends to present at the meeting are listed in the preceding Notice of Annual Meeting of Shareholders and are explained in more detail on the following pages. By returning your signed proxy, you authorize management to vote your shares as you indicate on these items of business and to vote your shares in accordance with management's best judgment in response to proposals initiated by others at the meeting.

     You may revoke your signed proxy at any time before it is exercised at the annual meeting. You may do this by advising the Corporate Secretary in writing of your desire to revoke your proxy, or by submitting a duly executed proxy bearing a later date. You also may revoke your proxy by attending the annual meeting and indicating that you wish to vote in person.

     Each shareholder of record at the close of business on February 21, 1995, is entitled, for each share then held, to one vote on each proposal or item that comes before the annual meeting. On February 21, 1995, the Company had outstanding 34,819,782 shares of first preferred stock and 432,328,905 shares of common stock entitled to vote at the meeting.

     If you mark "Abstain" with respect to any proposal on your proxy, your shares will be counted in the number of votes cast, but will not be counted as votes for or against the proposal. If a broker or other nominee holding shares for a beneficial owner does not vote on a proposal, the shares will not be counted in the number of votes cast.

     This proxy statement and accompanying proxy form were first mailed on or about March 2, 1995, to shareholders entitled to vote at the meeting.

- --------------------------------------------------------------------------------
                             Election of Directors

Sixteen directors will be elected to serve on the Company's Board of Directors until the next annual meeting of shareholders or until their successors shall be elected and qualified. The nominees for director whom the Board proposes for election are consistent with the Company's policy that at least 75 percent of the Board shall be composed of directors who are neither current nor former officers or employees of the Company.

     On the following pages, information is provided about the nominees for director, including their principal occupations for the past five years, certain other directorships, age, and length of service as a director of the Company. Membership on Board committees, attendance at Board and committee meetings, and ownership of stock in the Company are indicated in separate sections following the individual resumes of the nominees.

     Directors are elected from those nominated based on a plurality of votes cast. Unless authority to vote is withheld or another contrary instruction is indicated, signed proxies received will be voted for the election of the nominees listed on the following pages, all of whom have agreed to serve if elected. Should any of the nominees become unavailable at the time of the meeting to accept nomination or election as a director, the proxyholders named in the enclosed proxy will vote for substitute nominees at their discretion.

- --------------------------------------------------------------------------------
                             Nominees for Director
                           Biographical Information


[PHOTO OF RICHARD A. CLARKE APPEARS HERE]

Richard A. Clarke

Mr. Clarke is Chairman of the Board of PG&E and was also Chief Executive Officer of PG&E from May 1, 1986 to June 30, 1994. Mr. Clarke, 64, has been a director of the Company since 1985 and also is a director of BankAmerica Corporation and Potlatch Corporation.


[PHOTO OF HARRY M. CONGER APPEARS HERE]

Harry M. Conger

Mr. Conger is Chairman of the Board and Chief Executive Officer of Homestake Mining Company and has been an executive officer of that company for more than the past five years. Mr. Conger, 64, has been a director of the Company since 1982 and also serves as a director of ASA Limited, Baker Hughes Inc., and CalMat Co.


[PHOTO OF WILLIAM S. DAVILA APPEARS HERE]

William S. Davila

Mr. Davila is President Emeritus of The Vons Companies, Inc. (retail grocery). He was President of The Vons Companies, Inc. from 1986 until his retirement on May 1, 1992. He also is a director of The Vons Companies, Inc. Mr. Davila, 63, has been a director of the Company since 1992 and also is a director of Geo. A. Hormel & Company and Wells Fargo & Company.


[PHOTO OF DAVID M. LAWRENCE, MD APPEARS HERE]

David M. Lawrence, MD

Dr. Lawrence is Chairman and Chief Executive Officer of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals and has been an executive officer of that company for more than the past five years. Dr. Lawrence, 54, has been a director of the Company since January 1995.


[PHOTO OF RICHARD B. MADDEN APPEARS HERE]

Richard B. Madden

Mr. Madden is former Chairman of the Board and Chief Executive Officer of Potlatch Corporation (diversified forest products). He was Chief Executive Officer of that company from 1971 until his retirement on May 19, 1994, and continues to serve as a director of Potlatch Corporation. Mr. Madden, 65, has been a director of the Company since 1977 and also is a director of Consolidated Freightways, Inc. and URS Corporation.

[PHOTO OF GEORGE A. MANEATIS APPEARS HERE]

George A. Maneatis

Mr. Maneatis was President of PG&E from 1985 until his retirement on November 1, 1991. Mr. Maneatis, 68, has been a director of the Company since 1986.


[PHOTO OF MARY S. METZ APPEARS HERE]

Mary S. Metz

Dr. Metz is Dean of University Extension, University of California, Berkeley. She has held that position since July 1991. Prior to that date, she was President of Mills College, having held that position from 1981 until June 30, 1990. Dr. Metz, 57, has been a director of the Company since 1986 and also is a director of Longs Drug Stores Corporation, Pacific Telesis Group, and Union Bank.


[PHOTO OF WILLIAM F. MILLER APPEARS HERE]

William F. Miller

Dr. Miller is Professor of Public and Private Management and Professor of Computer Science at Stanford University. He is President Emeritus of SRI International (research and consulting), having been President and Chief Executive Officer from September 1, 1979, until his retirement on December 1, 1990. Dr. Miller, 69, has been a director of the Company since 1983 and also is a director of First Interstate Bancorp, Scios Nova, Inc., and Varian Associates, Inc.


[PHOTO OF REBECCA Q. MORGAN APPEARS HERE]

Rebecca Q. Morgan

Ms. Morgan is President and Chief Executive Officer of Joint Venture: Silicon Valley Network (nonprofit collaborative formed to address critical issues facing Silicon Valley). She has held that position since September 1, 1993. Prior to that date, she was a California State Senator since 1984. Ms. Morgan, 56, was elected by the Board of Directors to serve as a director of the Company beginning April 1, 1995.


[PHOTO OF JOHN B. M. PLACE APPEARS HERE]

John B. M. Place

Mr. Place is former Chairman of the Board and Chief Executive Officer of Crocker National Corporation (formerly a bank holding company) and Crocker National Bank. Mr. Place, 69, has been a director of the Company since 1982 and also is a director of The Metropolitan Life Insurance Company.


[PHOTO OF SAMUEL T. REEVES APPEARS HERE]

Samuel T. Reeves

Mr. Reeves is President and Co-Chairman of the Board of Dunavant Enterprises, Inc. (cotton merchandising) and has been an executive officer of that company for more than the past five years. Mr. Reeves, 60, has been a director of the Company since 1992.

- --------------------------------------------------------------------------------
                             Nominees for Director
                                   Continued


[PHOTO OF CARL E. REICHARDT APPEARS HERE]

Carl E. Reichardt

Mr. Reichardt is former Chairman of the Board and Chief Executive Officer of Wells Fargo & Company (bank holding company) and Wells Fargo Bank, N.A. He was an executive officer of Wells Fargo Bank, N.A. from 1978 until his retirement on December 31, 1994, and continues to serve as a director of Wells Fargo & Company. Mr. Reichardt, 63, has been a director of the Company since 1985 and also is a director of ConAgra, Inc., Columbia/HCA Healthcare Corporation, Ford Motor Company, and Newhall Management Corporation.


[PHOTO OF JOHN C. SAWHILL APPEARS HERE]

John C. Sawhill

Dr. Sawhill is President and Chief Executive Officer of The Nature Conservancy (international environmental organization). He has held that position since April 1, 1990. Prior to that date, he was a director of McKinsey & Company, Inc. (management consultants) for more than five years. Dr. Sawhill, 58, has been a director of the Company since 1990 and also is a director of The Vanguard Group, Inc. and each of the Vanguard Funds, registered investment companies, and NACCO Industries, Inc.


[PHOTO OF ALAN SEELENFREUND APPEARS HERE]

Alan Seelenfreund

Mr. Seelenfreund is Chairman of the Board and Chief Executive Officer of McKesson Corporation (distributor of pharmaceuticals and health care products), and has been an executive officer of that company for more than the past five years. Mr. Seelenfreund, 58, has been a director of the Company since 1993 and also is a director of Armor All Products Corporation.


[PHOTO OF STANLEY T. SKINNER APPEARS HERE]

Stanley T. Skinner

Mr. Skinner is President and Chief Executive Officer of PG&E and has been an executive officer of the Company for more than the past five years. Mr. Skinner, 57, has been a director of the Company since 1986.


[PHOTO OF BARRY LAWSON WILLIAMS APPEARS HERE]

Barry Lawson Williams

Mr. Williams is President of Williams Pacific Ventures, Inc. (venture capital and real estate) and has been an executive officer of that company for more than the past five years. Mr. Williams, 50, has been a director of the Company since 1990 and also is a director of American President Companies, Ltd., Tenera, L.P., and Simpson Manufacturing Co., Inc.

- --------------------------------------------------------------------------------
                 Information Regarding the Board of Directors

Board Committees

The Board of Directors is responsible for the overall affairs of the corporation. To assist it in carrying out this responsibility, the Board has delegated certain authority to several permanent committees, the membership, effective April 1, 1995, and duties of which are as follows:

                                                                                     Nominating and
             Executive             Audit                      Finance                Compensation             Public Policy
             Committee             Committee                  Committee              Committee                Committee
             R. A. Clarke*         H. M. Conger*              C. E. Reichardt*       J. B. M. Place*          M. S. Metz*
             H. M. Conger          W. S. Davila               R. A. Clarke           W. F. Miller             R. A. Clarke
             R. B. Madden          D. M. Lawrence, MD         R. B. Madden           S. T. Reeves             W. S. Davila
             M. S. Metz            M. S. Metz                 W. F. Miller           C. E. Reichardt          G. A. Maneatis
             J. B. M. Place        R. Q. Morgan               S. T. Skinner          J. C. Sawhill            J. C. Sawhill
             C. E. Reichardt       B. L. Williams             B. L. Williams         A. Seelenfreund
             S. T. Skinner
             *Chair

Executive Committee. The Executive Committee (one meeting held in 1994), subject to the provisions of law and certain limits imposed by the Board of Directors, may exercise any of the powers and perform any of the duties of the Board. The Committee meets as needed.

Audit Committee. The Audit Committee (four meetings held in 1994) satisfies itself as to the independence and competence of the Company's independent public accountants. It reviews with them and with the Company's officers and internal auditors the scope and results of the independent accountants' audit work, the Company's annual financial statements, and the Company's internal accounting and control systems. The Committee also recommends to the Board the firm of independent public accountants to be selected to audit the Company's accounts, and makes further inquiries as it deems necessary or desirable to inform itself as to the conduct of the Company's affairs. The Committee is composed entirely of directors who are neither (a) present or former officers or employees of the Company or any of its subsidiaries; (b) consultants to the Company or any of its subsidiaries; nor (c) officers or employees of any other corporation on whose board of directors any PG&E officer serves as a member.

Finance Committee. The Finance Committee (three meetings held in 1994) reviews and recommends to the Board long-range financial policies and objectives, and actions required to achieve those objectives. Specifically, the Committee reviews capital and operating budgets, current and projected financial results of operations, short-term and long-range financing plans, dividend policy, financial management of the Company's retirement plan, and major commercial banking, investment banking, financial consulting, and other financial relations of the Company.

Nominating and Compensation Committee. The Nominating and Compensation Committee (nine meetings held in 1994) reviews and makes recommendations to the Board of Directors regarding the selection of nominees to serve as advisory directors and directors of the Company, and the compensation and benefit policies and practices of the Company. The Committee reviews and approves the compensation of officers and certain non-officers of the Company except that of the Chairman of the Board and that of the Chief Executive Officer, whose compensation is established by the full Board. The Committee also reviews long-range planning for executive development and succession. The Committee is composed entirely of directors who are neither (a) present or former officers or employees of the Company or any of its subsidiaries; (b) consultants to the Company or any of its subsidiaries; nor (c) officers or employees of any other corporation on whose board of directors any PG&E officer serves as a member.

     The Committee will consider nominees recommended by shareholders for election to the Board of Directors. The names of such nominees, accompanied by relevant biographical information, should be submitted in writing to the Corporate Secretary. The Committee seeks qualified, dedicated, and highly regarded individuals who have experience relevant to PG&E's business operations, who understand the complexities of the Company's business environment, and who will represent the best interests of PG&E and all of its shareholders. In accordance with the Company's long-standing commitment to equal opportunity, the Committee continues to seek women and minority candidates for the Board.

Public Policy Committee. The Public Policy Committee (two meetings held in 1994) advises the Board of Directors regarding public policy issues which could significantly affect the Company's customers, shareholders, or employees, or the communities the Company serves.

     The Committee reviews the Company's policies and practices to protect and improve the quality of the environment, to support and contribute to charitable and community service organizations, to ensure equal opportunity in hiring and promoting employees, to encourage development of minority-owned and women-owned businesses as suppliers to the Company, and to address shareholder rights and corporate democracy issues.

Attendance at Board and Committee Meetings

Fifteen meetings of the Board of Directors and nineteen meetings of Board committees were held in 1994. Overall attendance at such meetings was 95%. Individual attendance at meetings of the Board of Directors and Board committees was as follows: R. A. Clarke 100%, H. M. Conger 80%, W. S. Davila 100%, R. B. Madden 89%, G. A. Maneatis 100%, M. S. Metz 100%, W. F. Miller 89%, J. B. M. Place 100%, S. T. Reeves 96%, C. E. Reichardt 94%, J. C. Sawhill 100%, A. Seelenfreund 74%, S. T. Skinner 100%, and B. L. Williams 95%.

Compensation of Directors

Each director who is not an employee of the Company receives a quarterly retainer of $5,500 plus a fee of $1,000 for each Board or Board committee meeting attended. Non-employee directors who chair Board committees receive an additional quarterly retainer of $625. Under a deferred compensation plan, directors may elect to defer with interest all or part of such compensation for varying periods.

     The Company's Retirement Plan for Non-Employee Directors provides a retirement benefit for non-employee directors with at least five years of service on the Board. Eligible retirees are entitled to receive quarterly payments equal to the number of quarters which they served on the Board. The amount of the quarterly payment is equal to the quarterly retainer as of the date of the director's retirement. Indemnity policies cover accrued benefits under the Retirement Plan for Non-Employee Directors and the Director's Deferred Compensation Plan in the event that benefits are not paid when due.

     Company officers who also are directors receive no additional compensation for services as a member of the Board of Directors or of any Board committee.

     Mr. Maneatis, a director of the Company, had an agreement with the Company under which he provided strategic consulting services relating to his expertise in nuclear power plant operations. The agreement terminated in October 1994. Under the terms of the agreement, Mr. Maneatis received a retainer and fees for actual consulting time. In 1994, Mr. Maneatis was paid $38,700 under the agreement.

Certain Relationships and Related Transactions

Mr. Clarke, Chairman of the Board of the Company, also is a director of Bank of America NT&SA, which was paid approximately $3,485,136 by the Company and its subsidiaries during 1994 in fees and interest in connection with providing credit and banking services to the Company and its subsidiaries in the normal course of business. Such credit arrangements and services are expected to continue to be provided in the future. Mr. Clarke has no personal interest in these transactions.

     Mr. Reichardt, a director of the Company, also is a director of Wells Fargo Bank, N.A., which was paid approximately $1,100,411 by the Company and its subsidiaries during 1994 in fees and interest in connection with providing credit and banking services to the Company and its subsidiaries in the normal course of business. Wells Fargo Nikko Investment Advisors, a joint venture in which Wells Fargo Bank, N.A., has a 50 percent interest, was paid approximately $896,482 for investment management services provided in the normal course of business to PG&E's Retirement Plan and Postretirement Medical Trusts during 1994. Such credit arrangements and services are expected to continue to be provided in the future. Mr. Reichardt has no personal interest in these transactions.

     Dr. Lawrence, a director of the Company, also is Chairman and Chief Executive Officer of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals, which was paid approximately $28,482,828 by the Company and its subsidiaries during 1994 in fees in connection with providing health care services for employees, retirees, and surviving dependents in the normal course of business. Such services are expected to continue to be provided in the future. Dr. Lawrence has no personal interest in these transactions.

     Ms. Morgan, a director of the Company effective April 1, 1995, also is President and Chief Executive Officer of Joint Venture: Silicon Valley Network (JVSV Network), a nonprofit collaborative. As part of the Company's overall efforts to retain customers and to stimulate the economy in PG&E's service territory, in 1994 the Company provided $135,500 of support to JVSV Network. The Company expects to continue providing support to JVSV Network in the future. Ms Morgan has no personal interest in these transactions.

Board of Directors Retirement Policy

In December 1990, the Board of Directors reduced from 72 to 70 the age above which any person may not be designated by the Board as a candidate for election or reelection to the Board. The Board continued its policy that, in the case of a director who also is an officer of the Company, the director's term ends upon his or her retirement from active employment unless the term is extended by special action of the Board.

Security Ownership of Management

The following table sets forth the number of shares of the Company's common stock beneficially owned (as defined in the rules of the Securities and Exchange Commission) as of January 31, 1995, by the directors, the nominees for director, the executive officers named in the Summary Compensation Table on page 16, and all directors and executive officers as a group. None of the directors, nominees for director, or executive officers owned any shares of the Company's preferred stock. None of the directors, nominees for director, or executive officers, nor the directors and executive officers as a group, owned as much as 1% of any class of securities.

                                                        (A)                             (B)                         (C)
                                                      Current                    Vested Options to
Name                                             Stock Ownership(1)            Purchase Common Stock(2)            Total
Richard A. Clarke                                      26,195                         96,534                      122,729
Harry M. Conger                                         4,438                                                       4,438
William S. Davila                                       3,303                                                       3,303
Melvin B. Lane(3)                                       2,000                                                       2,000
David M. Lawrence, MD(3)                                    0                                                           0
Leslie L. Luttgens(3)                                   3,123                                                       3,123
Richard B. Madden                                       3,000                                                       3,000
George A. Maneatis                                     17,818                         33,000                       50,818
Mary S. Metz                                            2,733                                                       2,733
William F. Miller                                      10,184                                                      10,184
Rebecca Q. Morgan(3)                                        0                                                           0
John B. M. Place                                        3,409                                                       3,409
Samuel T. Reeves                                        8,000                                                       8,000
Carl E. Reichardt                                       2,000                                                       2,000
John C. Sawhill                                        20,552                                                      20,552
Alan Seelenfreund                                         500                                                         500
Stanley T. Skinner                                     16,231                         41,333                       57,564
Barry Lawson Williams                                   1,718                                                       1,718
James D. Shiffer                                        7,210                         19,167                       26,377
Robert D. Glynn, Jr.                                    3,477                         11,666                       15,143
Gregory M. Rueger                                       6,355                         21,333                       27,688
        All directors and executive
        officers as a group (29 persons)              175,633                        325,264                      500,897

(1) Includes any shares held in the name of the spouse, minor children, or other relatives sharing the home of the director or executive officer and, in the case of executive officers, includes shares held in the Company's Savings Fund Plan. Except as otherwise indicated below, the directors, nominees for director, and executive officers have sole voting and investment power over the shares shown. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of the shares held.

     Also includes the following shares of the Company's common stock in which the beneficial owners share voting and investment power: Mr. Davila, 200 shares; Mr. Lane, 2,000 shares; Mr. Madden, 3,000 shares; Dr. Metz, 1,160 shares; Dr. Miller, 10,184 shares; Mr. Place, 2,222 shares; and all directors and executive officers as a group, 22,650 shares.

(2) Includes shares of the Company's common stock which Mr. Maneatis and the executive officers have the right to acquire within 60 days of January 31, 1995, through the exercise of vested stock options granted under the Company's Stock Option Plan. Mr. Maneatis and the executive officers have neither voting power nor investment power with respect to shares shown unless and until such shares are purchased through the exercise of the options, pursuant to the terms of the Stock Option Plan.

(3) Mr. Lane and Mrs. Luttgens, currently directors, are not standing for reelection at the 1995 annual meeting, in accordance with the Board of Directors retirement policy. Dr. Lawrence and Ms. Morgan were recently elected by the Board to replace Mr. Lane and Mrs. Luttgens and are standing for election by shareholders for the first time this year.

- --------------------------------------------------------------------------------
          Ratification of Selection of Independent Public Accountants

On the recommendation of the Audit Committee, the Board of Directors has selected Arthur Andersen & Co. as the independent public accountants to examine the financial statements of the Company and its subsidiaries for the year 1995. Arthur Andersen & Co. has been employed to perform this function for the Company since 1981.

     One or more representatives of Arthur Andersen & Co. will be present at the annual meeting, and will have the opportunity to make a statement and to respond to appropriate questions.

     Although this appointment is not required to be submitted to a vote of the shareholders, the Board believes it is appropriate as a matter of policy to request that the shareholders ratify the appointment. If the shareholders should not ratify the appointment, the Audit Committee will investigate the reasons for shareholder rejection and the Board will reconsider the appointment.

     A majority of the votes cast is required to ratify the appointment of the independent public accountants.

     The Board of Directors recommends a vote FOR the proposal to ratify the selection of Arthur Andersen & Co. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise in their proxies.

- --------------------------------------------------------------------------------
                             Shareholder Proposal

Shareholder Proposal:
Compensation of Directors

Mr. Nick Rossi, P. O. Box 249, Boonville, California, 95415, holder of 600 shares of common stock, has given notice of his intention to present the following proposal for action at the annual meeting:

     "The shareholders of Pacific Gas and Electric request the Board of Directors take the necessary steps to amend the company's governing instruments to adopt the following:

     Beginning on the 1996 Pacific Gas and Electric fiscal year all members of the Board of Director's total compensation will be 2,000 shares of Pacific Gas and Electric common stock each year. No other compensation of any kind will be paid."

     In support of this proposal, Mr. Rossi has submitted the following statement:

     "For many years the Rossi family have been submitting for shareholder vote, at this corporation as well as other corporations, proposals aimed at putting management on the same playing field as the shareholders. This proposal would do just that.

     "A few corporations have seen the wisdom in paying directors solely in stock. Most notably, Scott Paper and Travelers. Ownership in the company is the American way. We feel that this method of compensation should be welcomed by anyone who feels they have the ability to direct a major corporation's fortunes.

     "The directors would receive 2,000 shares each year. If the corporation does well, the directors will make more money in the value of the stock they receive and the dividend that usually rise with more profits. If things go bad, they will be much more inclined to correct things, because it will be coming directly out of their pockets. Instead of the way it is done now, where directors receive the same compensation for good or bad performance."

The Board of Directors recommends a vote AGAINST this proposal:

PG&E's policy is to maintain a Board of Directors composed of qualified, dedicated, and highly regarded individuals who have experience relevant to PG&E's business operations, understand the complexities of the Company's business environment, and represent the best interests of PG&E and all of its shareholders.

     PG&E has benefited greatly from the diversity of its Board members, who have experience in a broad range of fields, including business, academia, and community service. Differences in stock ownership have not influenced PG&E directors' dedication to their duty to safeguard the investment of all PG&E shareholders. Mandating that all compensation paid to directors be in the form of PG&E common stock would not increase the Board's commitment and accountability to shareholders. In fact, such a requirement could discourage or prevent highly qualified individuals from serving on the Board in the future.

     Furthermore, this shareholder proposal would restrict the Company's ability to establish appropriate compensation for directors. PG&E's director compensation is designed to be competitive with the compensation paid to directors of other utilities and industrial companies. Directors' compensation arbitrarily set at 2,000 shares per year may bear no relationship to fees that other companies are paying their directors, and could result in fees which are too high or too low, as compared with market practice. Setting compensation at a fixed number of shares would inhibit the Company's ability to offer compensation that is competitive with that offered by other companies and would reduce the Company's ability to attract qualified directors.

     With respect to stock ownership by our directors, there is nothing in this proposal that prevents directors from selling their shares after they are received. Therefore, if the proponent's objective is to ensure director stock ownership or increase stock ownership, that objective is not accomplished through this proposal. Moreover, the Company has an established program through which directors may, at their option, reinvest all or part of their retainers and fees in PG&E stock, thereby facilitating their increased stock ownership over time.

     For the reasons stated above, the Board of Directors recommends that shareholders reject this proposal.

     Approval of this shareholder proposal requires an affirmative vote of a majority of the votes cast. Unless they are marked to the contrary, proxies received will be voted AGAINST this proposal.

- --------------------------------------------------------------------------------
                            Executive Compensation

         Nominating and Compensation Committee Report on Compensation

PG&E is the nation's largest investor-owned gas and electric utility, serving over 13 million people in Northern and Central California. In 1994, the Company's assets totalled $27.8 billion and its earnings exceeded $1.0 billion. PG&E delivers power to customers from a highly diversified electric generating system, including hydroelectric, geothermal, wind, solar, and gas-fired facilities, and from one of the most successful nuclear power plants in the world. Through its affiliate U.S. Generating Company, PG&E has become a national leader in the growing independent power production business, and currently is exploring opportunities to expand internationally.

     During the past five years, the Company has provided shareholders an average annual return--the combination of dividends and stock price appreciation--of 8.5 percent and, as shown in the graph on page 15, a cumulative total shareholder return of 51 percent.

     During 1994, the Company's total shareholder return, as well as that of the Dow Jones Utilities Index, experienced a downturn. We believe that the downturn reflects the overall decline in the price of utility stocks last year due to rising interest rates and the focus of the financial community on increasing competition in the electric utility business and the resulting industry restructuring. While competition and industry restructuring put increasing pressure on all electric utilities to cut costs, PG&E is committed to maintaining a high level of safety and service. Meeting this challenge requires exceptional people: men and women with skill, experience, vision, and entrepreneurial spirit. It is these men and women, at every level in the Company, who make the difference between superior performance and mediocrity, and who create value for PG&E's shareholders and customers.

     PG&E's compensation programs are designed to attract, retain, and motivate these exceptional people. They reflect two fundamental principles which apply to every officer of the Company:

     1. PG&E's compensation and benefits programs are competitive with those of other employers. PG&E competes for talent. Every company wants the most qualified and competent employees. Attracting and retaining employees who make the difference for shareholders, customers, and the Company require that PG&E offer competitive compensation and benefits.

     2. Part of every officer's compensation is tied directly to the Company's performance for shareholders. If shareholders do well, officer compensation rises. If shareholders do not do well, officer compensation declines. In other words, a portion of every officer's compensation is "incentive compensation" which is at risk based on the Company's financial performance. The greater the officer's management responsibilities, the larger the share of his or her total compensation is at risk.

For officers, the Company has established the following four objectives to implement these principles:

     1. Base salary and annual incentive compensation combined should be approximately equal to the average compensation paid by other large energy utilities.

     2. Total compensation (base salary, annual incentives, long-term incentives, and benefits) should be about 80 percent of the average total compensation of general industry.

     3. Approximately one-half of target total compensation is tied directly to financial performance for shareholders.

     4. Incentive compensation is tied to both the Company's short-term and longer-term financial performance. This reflects PG&E's commitment to achieve sustained growth in value for shareholders.

     Compensation for the Chairman of the Board and for the Chief Executive Officer is approved by the Board of Directors based on the recommendation of the Nominating and Compensation Committee of the Board, which is composed entirely of independent non-employee directors. In establishing the compensation of these two officers for 1994, the Board of Directors approved the recommendation of the Nominating and Compensation Committee without modification. Compensation for all other officers is approved by the Nominating and Compensation Committee. The Nominating and Compensation Committee retains an independent consultant, Hewitt Associates, to help evaluate the Company's compensation policies and to recommend compensation alternatives which are consistent with those policies. Founded in 1940, Hewitt Associates is an international firm of consultants and actuaries specializing in the design and administration of employee compensation and benefit programs. Hewitt Associates has been engaged by the Nominating and Compensation Committee since 1990.

     Effective with the Company's 1994 tax year, the Omnibus Budget Reconciliation Act of 1993 eliminated the deductibility of compensation over $1 million paid to the five highest paid executive officers. However, the new law does not apply to performance-based compensation provided that the performance targets are objective and have been approved by shareholders. A substantial portion of the compensation paid to PG&E's officers is wholly dependent upon the performance of the Company and is determined by comparing changes in shareholder value against predetermined performance targets set by the Committee at the beginning of each year. Two of the three performance-based plans which the Company currently uses were previously approved by the shareholders in 1992 and these plans are tied exclusively to total shareholder return from stock price appreciation and dividends.

     In light of the new law, the Nominating and Compensation Committee is currently reviewing the Company's performance-based plans to determine whether additional changes would be appropriate. Although proposed regulations explaining the new law were issued in December 1993, it is likely that these rules will be further changed to reflect suggestions made during the formal comment period, which ended in February 1994. To date, final regulations still have not been issued. As a result, it would be premature as of this date to take action on the Company's performance-based plans in time to submit changes to the shareholders for action at the 1995 annual meeting of shareholders. As soon as final regulations are issued, the Committee will determine if changes are appropriate and whether the plans will be submitted to the shareholders at the 1996 annual shareholders meeting. It also is anticipated that the effect, if any, of the new tax law on the Company's compensation tax deductions for 1994 and 1995 will be de minimis.

Principal Components of Compensation

Base Salary. Executive salaries are reviewed annually by the Nominating and Compensation Committee based on (a) the results achieved by each individual, (b) the Company's expected financial performance, measured by earnings per share for the Company overall as well as for the Company's three major types of operations (utility, Diablo Canyon, and PG&E Enterprises), dividends, and stock price appreciation, and (c) changes in the average salaries paid by other large energy utilities. Currently, 12 utilities are used as comparators for the purpose of setting base salary and annual incentives. These utilities, which are among the largest utilities nationwide, were selected by the Committee because they are comparable to PG&E in size and their approach to compensation emphasizes long-term incentives; five of these utilities are included in the Dow Jones Utilities Index. The target established by the Nominating and Compensation Committee for 1994 officer salaries was the average salary paid to all officers of the 12 utilities used as comparators. In setting the 1994 salary levels for the Company's executive officers, the Committee's objective was that the overall average of the salaries paid to all PG&E officers as a group (including the CEO) should be approximately equal to the target level.

     In 1994, Chairman of the Board Richard A. Clarke, who also served as Chief Executive Officer through June 30, 1994, received a base salary of $680,000. This salary level is slightly below the average salary of chief executive officers of other major energy utilities and slightly below 80 percent of the average salary of CEOs of major industrial companies. President and Chief Executive Officer Stanley T. Skinner, who was elected CEO effective July 1, 1994, received a base salary of $550,000 in 1994, consisting of six months of salary based on an annual rate of $500,000 for the period January 1 through June 30, 1994, and six months of salary based on an annual rate of $600,000 for the period July 1 through December 31, 1994. Mr. Skinner's base salary as Chief Executive Officer is below the average salary of chief executive officers of other major energy utilities and below 80 percent of the average salary of CEOs of major industrial companies. The overall average of the actual base salaries received by all PG&E officers (including Mr. Clarke and Mr. Skinner) for 1994 was slightly below the average salary paid to all officers of the 12 comparator utilities. Consistent with the Company's extensive efforts to reduce costs in 1995, Mr. Clarke and Mr. Skinner each elected to receive a five percent decrease in base salary for 1995, and the 1995 base salaries for all officers and all management and non-bargaining unit employees were frozen at 1994 levels.

Annual Incentive. The Performance Incentive Plan for 1994 was designed to provide annual incentives to all officers and all management and non-bargaining unit employees based on the achievement of financial and service-related objectives. The performance measures for 1994 were (a) the Company's success in meeting the corporate earnings-per-share (EPS) objective, and (b) the success of each employee's organizational unit in meeting its individual objectives, such as cost control, quality of customer service, and operational efficiency. Awards for the Chairman of the Board, the President and Chief Executive Officer, and the two Executive Vice Presidents for 1994 are based entirely on the corporate EPS performance objective. Awards for other participating employees are designed to increase or decrease based on each organizational unit's success in meeting its performance objectives. These objectives are not necessarily weighted equally; the actual weightings for a given organizational unit are determined by the Chairman of the Board and the head of the organizational unit. Prior to 1994, the Performance Incentive Plan used performance objectives based on EPS for utility operations, Diablo Canyon operations, and PG&E Enterprises operations. In 1994, these performance objectives were replaced by a single corporate EPS objective in order to further ensure that awards not be paid if the Company's overall financial performance is unsatisfactory.

     At the beginning of the year, target awards are set based on each participating employee's job responsibilities and salary level. Final awards are determined by the Nominating and Compensation Committee and may range from zero to twice the target, depending on the extent to which the Company achieves its financial and service-related objectives. The Committee has discretion to modify or eliminate awards.

     After reviewing the results achieved by the Company in 1994, the Committee authorized Performance Incentive Plan awards equal to 52 percent of each participating employee's target award, with no further adjustment for individual organizational performance. In reaching this decision, the Committee exercised the discretion reserved to it under the Plan to offset a one-time accounting charge associated with the workforce reduction program. Without this adjustment, the Company would have fallen short of the corporate EPS objective required for any 1994 payout under the Plan. However, earnings from ongoing operations, before one-time accounting adjustments, were above budgeted levels and would have resulted in a payout of more than 100 percent of target.

     The Committee's action underscores the directors' support for the Company's long-term strategy to posture itself for success in a more competitive marketplace. This may necessitate actions in the short run which would adversely impact incentive plan results, but which are in the longer-term best interests of customers and shareholders. The workforce reduction program in 1994 was an example of such managerial action and the Committee determined that the interests of shareholders would not be best served by penalizing Plan participants for implementing these programs.

Long-Term Incentives. The Stock Option Plan and the Performance Unit Plan provide incentives based on the Company's financial performance over time.

     The Stock Option Plan provides incentives based on the Company's ability to sustain financial performance over a three-to-ten year period.

     Under the Plan, officers, managers, and other key employees receive stock options based on their responsibilities and position in the Company. These options allow them to purchase a certain number of shares of PG&E stock at the market price on the date of grant (typically the first business day of each year), provided that they hold the options for at least two full years and exercise them within ten years. The Company does not reprice or change the terms of options once they have been granted.

     At the Nominating and Compensation Committee's discretion, stock options may be granted with tandem "stock appreciation rights" which have vesting periods and exercise guidelines that are similar to the options. These rights allow option-holders to surrender their options when they have vested and receive a cash payment equal to the difference between the exercise price and the current market price. No stock appreciation rights have been granted under the Plan since 1991.

     Stock options also may be granted with tandem "dividend equivalents" which provide for credits to be made to a dividend equivalent account equal to the current common stock dividend as applied to the recipient's unexercised options. This reflects the importance of dividends as a component of total shareholder return. Option-holders are entitled to receive the amounts accumulated in their dividend equivalent account only when, and to the extent that, the underlying options or stock appreciation rights are exercised. If a stock appreciation right is exercised, the option-holder receives the associated dividend equivalent only if the stock price has appreciated by at least 5 percent per year from the date of grant or by at least 25 percent if the options have been held for more than five years.

     The size of the stock option grant for each executive officer in 1994 was determined by the Nominating and Compensation Committee based on the Company's objectives of paying total compensation (base salary, annual incentives, long-term incentives, and benefits) at about 80 percent of the average total compensation of general industry and of tying approximately one-half of target total compensation directly to corporate performance for shareholders. In making stock option grants, the Committee is sensitive to the amount of stock options previously granted to the executive officers, but the size of each executive officer's stock option grant is determined primarily based on the compensation objectives described above.

     The Performance Unit Plan provides incentives based on the Company's ability to sustain superior total returns for shareholders (dividends plus stock price appreciation) over a three-year period.

     Under the Plan, officers receive performance units reflecting their level of responsibility in the Company. One-third of the units vest each year. At the end of each year, the number of vested performance units is increased or decreased based on the Company's three-year total return for shareholders (dividends plus stock price appreciation) as compared with that of the 49 other largest energy utilities in the nation. Each officer receives an incentive payment equal to the final number of vested units multiplied by the average market price of the Company's common stock during the 30-day calendar period prior to the end of the year. Prior to 1993, Performance Unit Plan results for a given year were based on an equal weighting of the Company's total return performance in each of the three years of the vesting period. In order to align incentive payments more closely with current Company performance, the Plan was revised in 1993 so that the third year's performance is weighted at 60%, the second year's performance at 25%, and the first year's performance at 15%.

     Each time the Company pays a cash dividend on common stock, a recipient of a performance unit receives a dividend equivalent payment in an amount equal to the cash dividend per share as applied to the number of units held by the recipient.

     During the three years ended December 31, 1994, 1993, and 1992, the Company's total return for shareholders ranked 45, 24, and 33, respectively, among the 50 largest energy utilities in the nation. This performance resulted in Performance Unit Plan payouts to officers for 1994 which were 22 percent of target payouts. Officers also were granted units under the Performance Unit Plan in 1994.

Benefits. The Retirement Plan provides a lifetime annuity to all vested employees, based on their salary level and years of service. The Savings Fund Plan provides an opportunity for all employees to supplement their retirement income through employee and Company contributions. The Flexible Benefits Plan allows all employees not covered by collective bargaining agreements to choose among a variety of benefit options, including medical and dental coverage and life insurance.

Summary

We, the members of the Nominating and Compensation Committee of the Board of Directors, believe that the Company's compensation programs are successful in attracting and retaining qualified employees and in tying compensation directly to performance for shareholders and service to customers. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in the Company's business environment.


March 2, 1995

Nominating and Compensation Committee
Leslie L. Luttgens, Chairman
William F. Miller
John B. M. Place
Samuel T. Reeves
John C. Sawhill

        Comparison of Five-Year Cumulative Total Shareholder Return(1)


[This graph compares the Company's cumulative total return to shareholders (equal to dividends plus stock price appreciation) during the past five years with that of the Standard & Poor's 500 Stock Index and the Dow Jones Utilities Index.]


                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
            AMONG PACIFIC GAS AND ELECTRIC COMPANY, S&P 500 INDEX
                         AND DOW JONES UTILITIES INDEX


Measurement period              Pacific      S&P 500     Dow Jones
(Fiscal Year Covered)           Gas & Elec.  Index       Utilities Index
- ---------------------           -----------  --------    ---------------
Measurement PT -
12/29/89                        $ 100        $ 100       $ 100

1990                            $ 122        $  97       $  95
1991                            $ 168        $ 126       $ 110
1992                            $ 181        $ 136       $ 114
1993                            $ 202        $ 150       $ 126
1994                            $ 151        $ 152       $ 106



(1) Assumes $100 invested on December 29, 1989, in Pacific Gas and Electric Company common stock, the Standard & Poor's 500 Stock Index, and the Dow Jones Utilities Index, and assumes quarterly reinvestment of dividends. The total shareholder returns shown are not necessarily Indicative of future returns.

                          Summary Compensation Table


[This table summarizes the principal components of compensation of the Company's five highest paid executive officers.]

                                                                                                Long-Term
                                                     Annual Compensation                       Compensation
                                            -------------------------------------      ---------------------------
                                                                                       Awards              Payouts
(A)                               (B)       (C)          (D)         (E)               (F)                 (G)         (H)
                                                                                       Securities
                                                                     Other Annual      Underlying          LTIP        All Other
Name and Principal                          Salary       Bonus       Compensation      Options/SARs        Payouts     Compensation
Position                          Year      ($)          ($)(1)      ($)(2)            (# of Shares)       ($)(3)      ($)(4)
Richard A. Clarke,                1994      $680,000     $165,620    $45,266           25,000              $ 54,056    $43,920
Chairman of the Board(5)          1993       640,000      143,070     40,950           25,000               370,488     42,238
                                  1992       640,000      303,000     43,678           25,000               652,000     42,561

Stanley T. Skinner,               1994      $550,000     $134,173    $26,193           15,000              $ 33,785    $56,860
President and Chief               1993       475,000       88,760     20,678           15,000               203,768     37,757
Executive Officer(6)              1992       475,000      188,100     31,822           15,000               358,600     42,108

James D. Shiffer,                 1994      $310,000     $ 61,776    $22,421           10,000              $ 21,622    $33,130
Executive Vice President          1993       265,000       53,340     24,282           10,000               135,858     33,357
                                  1992       265,000      112,800     22,895           10,000               217,377     30,088

Robert D. Glynn, Jr.,             1994      $244,000     $ 50,817    $18,235            7,500              $ 17,120    $13,960
Executive Vice President          1993       198,000       38,790     19,472            7,500                98,772     11,389
                                  1992       190,000       63,700     55,643            7,500               141,288     10,890

Gregory M. Rueger,                1994      $240,500     $ 39,858    $16,898            7,500              $ 16,217    $11,596
Senior Vice President and         1993       233,000      149,100     19,227            7,500               111,146     11,242
General Manager,                  1992       225,000      146,300     22,146            7,500               195,600     10,955
Nuclear Power Generation
Business Unit

(1) Represents payments received or deferred in 1995, 1994, and 1993 for achievement of corporate and organizational objectives in 1994, 1993, and 1992, respectively, under the Performance Incentive Plan.

(2) Amounts reported consist of (i) officer benefit allowances, (ii) payments of related taxes, and (iii) dividend equivalent payments on performance units under the Performance Unit Plan.

(3) Represents payments received or deferred in 1995, 1994, and 1993 for achievement of corporate performance objectives for the period 1990 through 1994 under the Performance Unit Plan.

(4) Amounts reported for 1994 consist of: (i) Company matching contributions to the Savings Fund Plan (Mr. Clarke $6,750, Mr. Skinner $6,750, Mr. Shiffer $6,750, Mr. Glynn $6,750, and Mr. Rueger $6,750); (ii) Company-paid premiums on indemnity policies to secure the payment of benefits under the Supplemental Executive Retirement Plan and the Deferred Compensation Plan (Mr. Clarke $13,320, Mr. Skinner $5,370, Mr. Shiffer $1,020, Mr. Glynn $2,340, and Mr. Rueger $750); (iii) payments received in lieu of vacation (Mr. Skinner $26,534 and Mr. Shiffer $18,459); (iv) amounts received or deferred under the Savings Fund Plan excess benefit arrangement (Mr. Clarke $23,850, Mr. Skinner $18,000, Mr. Shiffer $6,900, Mr. Glynn $4,230, and Mr.
    Rueger $4,073); and (v) that portion of interest accrued on deferred compensation account balances in 1994 above 120% of the then applicable federal rate (Mr. Clarke $0, Mr. Skinner $205, Mr. Shiffer $2, Mr. Glynn $640, and Mr. Rueger $23).

(5) Mr. Clarke also served as Chief Executive Officer of the Company from January 1, 1994, through June 30, 1994.

(6) Mr. Skinner served as President and Chief Operating Officer of the Company from January 1, 1994, through June 30, 1994, and has served as President and Chief Executive Officer since July 1, 1994.

                           Option/SAR Grants in 1994

[This table summarizes the distribution and the terms and conditions of stock options granted to the five highest paid executive officers in the past year.]

                                                                                                                           Grant
                                            Individual Grants                                                            Date Value
- ----------------------------------------------------------------------------------------------------------------        ------------

(A)                         (B)                            (C)                      (D)               (E)               (F)
                                                           % of Total
                            Number of Securities           Options/SARs             Exercise or                         Grant Date
                            Underlying Options/SARs        Granted to               Base Price        Expiration        Present
Name                        Granted (#)(1)                 Employees in 1994        ($/Sh)(2)         Date(3)           Value ($)(4)

Richard A. Clarke           25,000                         4.19%                    $34.25            01-04-2004        $290,000
Stanley T. Skinner          15,000                         2.51%                    $34.25            01-04-2004         174,000
James D. Shiffer            10,000                         1.68%                    $34.25            01-04-2004         116,000
Robert D. Glynn, Jr.         7,500                         1.26%                    $34.25            01-04-2004          87,000
Gregory M. Rueger            7,500                         1.26%                    $34.25            01-04-2004          87,000

(1) All options granted to executive officers in 1994 are exercisable as follows: one-third of the options may be exercised on or after the second anniversary of the date of grant, two-thirds on or after the third anniversary, and 100 percent on or after the fourth anniversary. The options were accompanied by tandem dividend equivalents which provide for credits to be made to the officer's dividend equivalent account in the amount of the current common stock dividend as applied to the officer's unexercised options. Funds in the account are paid out only when, and to the extent that, the underlying options are exercised. At the time of exercise, the exercise price may be paid in cash or shares of PG&E common stock owned by the optionee for at least one year, or "cashless exercise" procedures may be used.

(2) The exercise price is equal to the closing price of the Company's common stock on January 3, 1994, the date of grant.

(3) All options granted to executive officers in 1994 expire 10 years and one day from the date of grant, subject to earlier expiration in the event of the officer's termination of employment with the Company.

(4) Estimated present values include dividend equivalents and are based on the Black-Scholes Model, a mathematical formula used to value options traded on stock exchanges. The Black-Scholes Model considers a number of factors, including the expected volatility and dividend rate of the stock, interest rates, and time of exercise of the option. The following assumptions were used in applying the Black-Scholes Model to the 1994 option grants shown in the table above: volatility of 13.52%, risk-free rate of return of 4.71%, dividend yield of $1.96, and an exercise date five years after the date of grant. The ultimate value of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. That value will depend on the future success achieved by employees for the benefit of all shareholders.


    Aggregated Option/SAR Exercises in 1994 and Year-End Option/SAR Values

[This table summarizes exercises of stock options and tandem stock appreciation rights (granted in prior years) by the five highest paid executive officers in the past year, as well as the number and value of all unexercised options held by the named executive officers at the end of 1994.]

(A)                          (B)                      (C)                    (D)                           (E)
                                                                             Number of Securities          Value of Unexercised
                             Shares Acquired                                 Underlying Unexercised        In-the-Money
                             on Exercise              Value Realized         Options/SARs at               Options/SARs at
Name                         (#)(1)                   ($)(2)                 End of 1994 (#)               End of 1994 ($)(3)

                                                                             (Exercisable/                 (Exercisable/
                                                                             Unexercisable)                Unexercisable)
Richard A. Clarke                 0                   $    0                 71,534/74,999                 $159,389/$0
Stanley T. Skinner                0                        0                 26,333/45,000                   46,749/ 0
James D. Shiffer                  0                        0                 10,000/29,166                    4,373/ 0
Robert D. Glynn, Jr.              0                        0                  5,166/21,500                    3,061/ 0
Gregory M. Rueger                 0                        0                 13,833/22,500                   22,289/ 0

  (1) Represents the number of shares for which the named executive officers exercised options and tandem SARs payable in cash.

  (2) Excludes amounts received under tandem dividend equivalents.

  (3) Based on a fair market value of $24.375, which was the closing price of the Company's common stock on December 30, 1994.

                   Long-Term Incentive Plan--Awards in 1994

[This table summarizes the long-term incentive awards made to the five highest paid executive officers in the past year.]

                                                                                              Estimated Future Payouts Under
                                                     Awards                                     Non-Stock Price-Based Plans
                                -----------------------------------------------       ----------------------------------------------
(A)                             (B)                            (C)                    (D)              (E)              (F)
                                                               Performance or
                                                               Other Period
                                Number of Shares,              Until Maturation       Threshold        Target           Maximum
Name                            Units, or Other Rights(1)      or Payout              ($ or #)(2)      ($ or #)(2)      ($ or #)(2)
Richard A. Clarke               10,000                         3 years                0 units          10,000 units     20,000 units

Stanley T. Skinner               7,750                         3 years                0 units           7,750 units     15,500 units

James D. Shiffer                 4,000                         3 years                0 units           4,000 units      8,000 units

Robert D. Glynn, Jr.             3,500                         3 years                0 units           3,500 units      7,000 units

Gregory M. Rueger                3,000                         3 years                0 units           3,000 units      6,000 units


(1) Represents performance units granted under the Performance Unit Plan. The units vest one-third in each of the three years following the grant year, and are earned over the vesting period based on the Company's three-year total annual shareholder return (dividends plus stock price appreciation) as compared with that achieved by the 49 other largest domestic energy utilities. This performance target may be adjusted during the vesting period, at the sole discretion of the Nominating and Compensation Committee, to reflect extraordinary events beyond management's control. In determining the Company's total annual shareholder return relative to the 49 other utilities, third-year performance is weighted at 60%, second-year performance at 25%, and first-year performance at 15%. Each time the Company pays a cash dividend on common stock, the recipient of a performance unit receives a dividend equivalent payment equal to the common stock dividend as applied to the number of units held by the recipient.

(2) Payments are determined by multiplying the number of units earned in a given year by the average market price of the Company's common stock for the last 30-day calendar period of the year.


                              Retirement Benefits

The Company provides retirement benefits to the executive officers named in the Summary Compensation Table on page 16. The benefit formula is 1.6 percent of the average of the three highest combined salary and annual incentive awards during the last ten years of service multiplied by years of credited service. As of December 31, 1994, the estimated annual retirement benefits for the five most highly compensated executive officers, assuming credited service to age 65, are as follows: Mr. Clarke, $480,783; Mr. Skinner, $385,761; Mr. Shiffer, $261,690; Mr. Glynn, $105,591; and Mr. Rueger, $251,601. The amounts shown are single life annuity benefits and would not be subject to any Social Security offsets.

- --------------------------------------------------------------------------------
                               Other Information

Principal Shareholders

The only person or group known by the Company to be the beneficial owner of more than 5 percent of any class of the Company's stock is shown below:

                                         Name and Address of                  Amount and Nature of                Percent
              Title of Class               Beneficial Owner                  Beneficial Ownership(1)             of Class
              Common Stock               State Street Bank and                    49,915,858                      11.56
                                         Trust Company(2)
                                         225 Franklin Street
                                         Boston, MA 02110

(1) This information is based on beneficial ownership as of December 31, 1994.

(2) The information relating to the beneficial ownership of State Street Bank and Trust Company is based on a Schedule 13G, dated February 10, 1995, filed with the Securities and Exchange Commission. 46,416,948 shares are held by the bank in its capacity as Trustee of the Company's Savings Fund Plan for its employees. The Trustee may not vote these shares in the absence of voting instructions from the Plan participants. The bank also holds 3,498,910 shares of the Company's common stock as trustee of various collective investment funds and trusts. The bank has sole voting power with respect to 3,098,635 of these shares, shared voting power with respect to 4,162 of these shares, sole investment power with respect to 3,491,613 of these shares, and shared investment power with respect to 19,238 of these shares.

Proposals by Shareholders - 1996

Any proposal by a shareholder to be submitted for inclusion in proxy soliciting material for the 1996 annual shareholders meeting must be received by the Corporate Secretary of the Company after April 19, 1995, but no later than November 3, 1995.

Annual Report

The Company's annual report for 1994, including financial statements was mailed to shareholders on or about March 2, 1995.

Method and Cost of Soliciting Proxies

The Company intends to solicit proxies principally by mail. Proxies also may be solicited by personal contact, telephone, or other means by officers and other employees of the Company. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies at an estimated fee of $11,000 plus reimbursement of reasonable expenses. In addition, banks, brokers, and other fiduciaries and nominees will be reimbursed for the reasonable expenses of forwarding proxy materials to beneficial owners of the Company's stock. The entire cost of soliciting proxies will be paid by the Company.

     The Company also has retained Corporate Election Services, Inc. to assist in the tabulation of proxies and to act as the inspector of elections at the annual shareholders meeting.

Section 16(a) Compliance

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission ("SEC") regulations, the Company's directors, certain officers, and greater than 10 percent shareholders are required to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange and to furnish the Company with copies of all such reports they file.

     Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that during 1994 all filing requirements applicable to its directors, officers, and 10 percent shareholders were satisfied.

Other Matters

Management does not know of any matter to be acted upon at the meeting other than the matters above described. However, if any other matter should properly come before the meeting, the proxyholders named in the enclosed proxy will vote the shares for which they hold proxies in their discretion.

By Order of the Board of Directors,

/s/ Leslie H., Everett

Leslie H. Everett
Corporate Secretary


Please sign, date, and return your proxy as soon as possible.

                          [LOGO OF PG&E APPEARS HERE]

[RECYCLING
 LOGO
 APPEARS
 HERE]         Printed with soybean ink on recycled/recyclable paper

The undersigned hereby appoints Richard A. Clarke, Stanley T. Skinner, and Leslie H. Everett, or any of them, proxies of the undersigned, with full power of substitution, to vote the stock of the undersigned at the annual meeting of shareholders of Pacific Gas and Electric Company, to be held at 1111 California Street, San Francisco, California, on Wednesday, April 19, 1995, at 10:00 a.m., and at any adjournment thereof, as instructed on the reverse hereof and upon all motions and resolutions which may properly be presented for consideration at said meeting. This proxy is solicited by the Board of Directors of Pacific Gas and Electric Company.


         PG&E




                                 Please mark, sign, date, and return this proxy promptly to Corporate Election Services, P.O. Box 3200, Pittsburgh, PA 15230-9544.

                                 ________________________________ ________, 1995

                                 ________________________________ ________, 1995
                                    SHAREHOLDER'S SIGNATURE         DATE

                                 If you are signing for the shareholder, please sign the shareholder's name and your name, and state the capacity in which you act.

Shareholder's Proxy For Annual Meeting, April 19, 1995
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
* Please detach here and return this proxy to Corporate Election Services in the enclosed reply envelope. *

[LOGO OF PG&E APPEARS HERE]

        Pacific Gas and Electric Company

                    Annual Meeting

        To be held at:

        Masonic Auditorium
        1111 California Street
        San Francisco, CA  94108

        April 19, 1995, at 10:00 a.m.


* Please use the attached ticket to attend the Annual Meeting. You also may register at the meeting. *
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

PG&E   1995 Annual Meeting Ticket

                    For the Annual Shareholders Meeting at

                         -----------------------------
                         10:00 a.m., on April 19, 1995
                         -----------------------------

 to be held at the Masonic Auditorium, 1111 California Street, San Francisco. (Doors open at 9:00 a.m. You may bypass the registration area and present this ticket at the entrance to the auditorium.)




Note: Cameras, tape recorders, etc., will not be allowed in the auditorium during the meeting, other than for Company purposes. A check room will be provided. For your protection, all briefcases, purses, packages, etc., will be subject to an inspection as you enter the meeting. We regret any inconvenience this may cause you. (See reverse side for additional information.)

Your proxy is solicited by the Board of Directors. Unless contrary instructions are given below, the above designated proxies will vote the shares for which they hold proxies in accordance with the recommendations of the Board of Directors.

A. ELECTION OF DIRECTORS -- The Board of Directors recommends a vote FOR the nominees named below.
- --------------------------------------------------------------------------------
    FOR all nominees listed below. (Except        WITHHOLD AUTHORITY to vote
    as indicated to the contrary below)    [_]    for all nominees.          [_]

    Richard A. Clarke; Harry M. Conger; William S. Davila; David M. Lawrence, MD; Richard B. Madden; George A. Maneatis; Mary S. Metz; William F. Miller; Rebecca Q. Morgan; John B. M. Place; Samuel T. Reeves; Carl E. Reichardt; John C. Sawhill; Alan Seelenfreund; Stanley T. Skinner; Barry Lawson Williams.

    (Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- --------------------------------------------------------------------------------
B.  The Board of Directors recommends a vote FOR the following:
- ----------------------------------------------------------------
    The proposal to ratify the selection of Arthur Andersen & Co. as the Company's independent public accountants.

    FOR     AGAINST     ABSTAIN
    [_]       [_]         [_]

C.  The Board of Directors recommends a vote AGAINST the following:
- -------------------------------------------------------------------
    Shareholder Proposal:  Compensation of Directors

    FOR     AGAINST     ABSTAIN
    [_]       [_]         [_]

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
* Detach here and return the top section to Corporate Election Services in the enclosed reply envelope. *





PG&E has reserved all available space at the Memorial Temple Garage at 1101 California Street (adjacent to the Masonic Auditorium) to provide complimentary parking for our shareholders. However, capacity is limited. Please show your annual meeting ticket to the garage attendant as you enter the garage.

Real-time captioning services and headsets will be available at the meeting for shareholders with impaired hearing. Please contact an usher at the meeting if you wish to be seated in the real-time captioning section or to use a headset.

                           PG&E 1995 ANNUAL MEETING

      SAVINGS FUND PLAN FOR EMPLOYEES OF PACIFIC GAS AND ELECTRIC COMPANY
                      VOTING INSTRUCTIONS TO THE TRUSTEE






                             PLEASE SIGN, DATE, AND RETURN THIS FORM PROMPTLY. (Mark your voting instructions on the reverse side.)

                             ________________________________ ________, 1995
                                       SIGNATURE                DATE

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
*  Please detach here and return the top section to the Trustee in the enclosed
                                                        -------
  reply envelope.  *






TO ALL MEMBERS OF THE SAVINGS FUND PLAN:

     As a member, you are entitled to direct the Trustee how to vote the shares of PG&E common stock allocated to your account. This form is provided for your use in giving the Trustee of the Plan confidential instructions to vote your stock held in the Plan at the Company's annual meeting of shareholders on April 19, 1995. You have one vote for each share of stock credited to your account as of February 21, 1995. Enclosed is a proxy statement which sets forth the business to be transacted at the meeting. Please indicate your instructions on this form and sign, date, and return the top section to State Street Bank and Trust Company, Trustee of the Plan, in the envelope provided. If you sign but do not otherwise complete the form, the Trustee will vote all shares in accordance with the recommendations of the Board of Directors. Stock in your Plan account for which the Trustee has not received voting directions will not be voted by the Trustee. Members who also own stock outside the Plan will receive a separate proxy form for those shares. Those proxies should be returned directly to the Corporate Election Services for tabulation.

     To ensure that your shares are represented at the meeting, it is important that your voting instructions be received by the Trustee on or before April 18, 1995.


                State Street Bank and Trust Company, as Trustee
                   of the Savings Fund Plan for employees of
                       Pacific Gas and Electric Company
                                Box 1997 G.P.O.
                          New York, N.Y.  10117-0024




                  RETAIN THE BOTTOM SECTION FOR YOUR RECORDS

TO STATE STREET BANK AND TRUST COMPANY, TRUSTEE

   Pursuant to the provisions of the Savings Fund Plan for employees of Pacific Gas and Electric Company, you are instructed as indicated below with respect to voting the shares of stock credited to my account in the Plan as of February 21, 1995, at the annual meeting of shareholders of the Company to be held on April 19, 1995, and at any adjournment thereof.

                    VOTING INSTRUCTIONS TO THE TRUSTEE -- 1995

A. ELECTION OF DIRECTORS -- The Board of Directors recommends a vote FOR the nominees named below.
- --------------------------------------------------------------------------------
   FOR all nominees listed below. (Except         WITHHOLD AUTHORITY to vote
   as indicated to the contrary below)    [_]     for all nominees.          [_]

   Richard A. Clarke; Harry M. Conger; William S. Davila; David M. Lawrence, MD; Richard B. Madden; George A. Maneatis; Mary S. Metz; William F. Miller; Rebecca Q. Morgan; John B. M. Place; Samuel T. Reeves; Carl E. Reichardt; John C. Sawhill; Alan Seelenfreund; Stanley T. Skinner; Barry Lawson Williams.
   (Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- --------------------------------------------------------------------------------

B. The Board of Directors recommends a vote FOR  the following:
- ---------------------------------------------------------------
   The proposal to ratify the selection of Arthur Andersen & Co. as the Company's independent public accountants

   FOR     AGAINST     ABSTAIN
   [_]       [_]         [_]

C. The Board of Directors recommends a vote AGAINST the following:
- ------------------------------------------------------------------
   Shareholder Proposal:  Compensation of Directors

   FOR     AGAINST     ABSTAIN
   [_]       [_]         [_]

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
*  Detach here and return the top section to the Trustee in the enclosed reply
                                                 -------
   envelope.  *